                                                                    Exhibit 99.8

                             ASPEN TECHNOLOGY, INC.

              SCRIPT FOR CONFERENCE CALL ANNOUNCING PROJECT ALPINE

1.     INTRO

       a. Welcome to Aspen Technology's conference call in connection with this morning's press release announcing a proposed transaction to strengthen the company's balance sheet. I'm Joshua Young, director of Investor Relations and with me today is David McQuillin, Chief Executive Officer, and Lisa Zappala, Chief Financial Officer.

       b. David and Lisa will begin shortly with some prepared remarks, during which they will refer to a short slide summary that is available on our website at WWW.ASPENTECH.COM by clicking on the investor relations tab and then selecting webcast hyperlink.

       c. In order to comply with applicable securities law restrictions, we will be unable to engage in a question and answer session on this conference call. In order to assist investors, we have filed an 8-K with the detailed transaction documents for this financing. Over the next few weeks, we also plan to file a proxy statement for the shareholder meeting, which will have additional information, including a detailed Q&A document on the proposed transaction.

       d. This call will be recorded and available for replay on our website or by dialing 719-457-0820 and entering confirmation code: 459086.

       e. Before we begin, I would like to make the usual safe harbor statement that during the course of this conference call, we may make projections or other forward-looking statements regarding future events, or the financial performance of the Company, that involve risks and uncertainties. The Company's actual results may differ materially from the projections described in such statements. Factors that might cause such differences include, but are not limited to, those discussed in the Risk Factors section of Forms 10-K, 10-Q and 8-K, as filed with the Securities and Exchange Commission.

       f. Also, please note that the following information is related to current business conditions and our outlook as of the time the information is provided. Consistent with our prior practice, we do not expect to update this information prior to release of our fourth quarter and full fiscal year results, in August.

       g. During the course of this call today, we will reference non-GAAP information as part of our guidance. In compliance with the SEC's Regulation G, please refer to our 8-K filings that include both our rationale for why we believe not-GAAP information is important in describing our operating performance.

       h.   Now I'll turn the call over to David McQuillin.

2.     WHAT WE ANNOUNCED

       a. Thanks, Joshua. I am very pleased to announce today a significant milestone for AspenTech, as Advent International has agreed to make a substantial equity investment into the company to help us strengthen our balance sheet. I'm going to spend the next few minutes describing the proposed transaction at a high level, as well as its strategic impact on our stakeholders and the motivations that led to this decision. Lisa will then address the expected impact on our financial position and prospects, the details of the transaction, and our estimated timing for key events during the proxy process. I'll finish by reviewing the reasons we believe this transaction paves the way forward for AspenTech and its constituents.

       b. As you know, earlier today we announced that we've signed a definitive agreement to significantly strengthen AspenTech's balance sheet.

       c. A graphic review of the proposed transaction can be found on the Slide titled "Sources/Uses". Under the agreement, AspenTech will issue a total of $121 million of a new series of convertible preferred stock, $21 million of which will be used as an exchange for Series B preferred shares. The company will receive $100 million from Advent International in new money;

       d. On the right side, you can see that up to, but no more than $45.0 million of cash proceeds may be used to repurchase outstanding 5.25% Convertible Subordinated Debentures at prices that are attractive to the company.

       e. Along with the exchange of $21 milllion Series D convertible preferred shares as partial payment, $30 million of the cash proceeds from the financing will be used to eliminate the outstanding Series B preferred shares, which otherwise would have been entitled to receive $60 million over the next eight months.

       f. The remaining cash proceeds, which we estimate will be a minimum of approximately $15 million, net of fees and expenses, will be used for working capital purposes.

       g. In addition to seeking approval for the new preferred share issuance and related balance sheet restructuring, we will also be asking shareholders to approve the following:

            i. an expansion of the employee stock option pool, in order to ensure that our compensation plans remain competitive; and

            ii. a 1-for-3 reverse stock split to place the share price, post-transaction, at a level that will more accurately reflect our improved financial position.

3.     STRATEGIC IMPACT

       a. Many of you are aware that our financial performance and operational effectiveness have improved substantially over the past two fiscal quarters.

       b. This progress has enabled management and the Board of Directors to turn our attention to the balance sheet, and to the underlying cash flow and liquidity issues that have hampered our recovery and will continue to do so until these issues are resolved.

       c. Balancing financial and business risk is a critical task for every company, and this issue has been at the top of my priority list since I've taken the helm.

            i. Many aspects of the business risk we face, such as the economy or the continuing FTC inquiry, are outside of our control.

            ii. The same cannot be said for our financial risk. Before we could address the issues relating to our balance sheet, we first had to restore the company to operating profitability.

            iii. As I mentioned earlier, we successfully accomplished that. Now, we are finally in a position to reduce the debt level, eliminate the near-term overhang and uncertainty created from the highly restrictive Series B preferred stock, and add liquidity to our balance sheet.

       d. Both the Board and I agree that this transaction is absolutely CRITICAL to ALL of our stakeholders. It will impact our ability to deliver valuable solutions to CUSTOMERS, it will provide stability and continuity to our SHAREHOLDERS and EMPLOYEES, and finally it will enable my team to restore AspenTech to attractive growth and profitability.

            i. For CUSTOMERS, this transaction will eliminate concerns about the adequacy of our short-term cash position and long-term viability.

                   a. Over the past year, and especially in today's challenging environment, these balance sheet issues have created obstacles in the selling process for AspenTech. We believe this transaction is essential to restoring our top-line revenue performance.

                   b. With sufficient financial resources and relief from near-term repayment obligations, we believe we can return to working with customers on how we can help THEM with their OWN P&L's, and spend less time and energy discussing OUR balance sheet.

            ii. For COMMON SHAREHOLDERS, while there will be some dilution with this deal, we believe this transaction will better position our shares to appreciate over time as the performance of our underlying business improves. This transaction will resolve several issues that have created a significant overhang in the stock and would be expected to continue to negatively affect the stock for the foreseeable future.

                   a. Specifically, we know that concerns around near-term liquidity have prevented many potential investors from buying our common stock. Our goal with this transaction is to address these concerns, including:

                        i. Our debt maturity burden will be substantially reduced,

                        ii. The Series B preferred stock will be retired, thereby eliminating uncertainty regarding near-term redemptions, which could have led to significant issuances of common stock;

                        iii. Our cash position will be enhanced, which provides additional operating flexibility and cushion in the event of a prolonged or negative outcome from the FTC investigation, and

                        iv. Our near-term cash flow may increase with the retirement of debt and the associated cash interest expense, especially given the fact that the Series D preferred stock does not have mandatory cash dividend payments.

                   b. Finally, our balance sheet after the transaction will enable potential investors to more easily analyze the value of our underlying equity, thereby eliminating another barrier to prospective purchasers of our common stock.

            iii. For EMPLOYEES, the willingness of a respected private equity firm to make this substantial investment is important evidence that operational improvement is rewarded. The resulting financial stability, the planned restoration of normalized salaries, incentive bonuses, and other benefits previously curtailed over the past twelve months, will go a long way to boosting morale, as will the opportunity to participate in future appreciation in shareholder value.

            iv. For all stakeholders, this transaction eliminates the potentially onerous conditions of previous financings, most notably, the Series B preferred, which has severely limited our alternatives to raising additional capital and has caused considerable confusion among our shareholders.

            v. Another benefit of this transaction for all stakeholders will be improved near-term cash flow.

                   a. This will enable us to invest in growth and bring more profit to the bottom-line.

                   b. We will be in a better position to continue to meet our interest payments, and at maturity, the principal repayment, on our existing convertible subordinated debentures

                   c. And for those to whom AspenTech had outstanding obligations, this transaction enhances our ability to make those payments on a timely basis.

            vi. Lastly, but not insignificantly, upon completion of this transaction, AspenTech management will be able to refocus our complete energies on the strategy and execution of the business, without the daily distractions of short-term liquidity concerns.

4.     IDENTITY/MOTIVATION OF NEW INVESTOR

       a. Advent International, a leading global private equity firm, is making a substantial capital commitment. They have agreed to invest $100 million to purchase new Series D convertible preferred shares.

       b.   We selected Advent after an extensive evaluation of alternatives.

            i. They have an excellent track record and demonstrated expertise, with more than 80 investments in information technology and software.

            ii. As a firm, they have familiarity with AspenTech, having made two private investments in our company, in 1986 and 1991.

            iii. Another positive factor is their willingness to commit the time and focus of two of their senior executives, Doug Kingsley and Mike Pehl, who will be appointed to our Board of Directors once the transaction is approved.

       c. Advent chose ASPENTECH, after extensive due diligence, because they share our vision and believe that together we can create attractive returns for shareholders.

            i. The leadership at AspenTech appreciates the fact that this transaction represents a tremendous vote of confidence in our team, and in the value of our franchise.

            ii. We realize that Advent's commitment would not have been possible without the substantial improvement in our financial performance evident over the last six months.

            iii. Our entire organization undertook a series of difficult actions to restore the balance between revenues and spending, and the success is obvious from our reported results, as well as the willingness of an esteemed and independent investment firm to commit significant capital, both human and financial, to this endeavor.

       d. Now I'd like to turn it over to Lisa to discuss the transaction from a financial point of view.


5.     FINANCIAL STATEMENT IMPACT-BEFORE AND AFTER

       a. Thanks, David. I'll spend the next few minutes reviewing the impact of the proposed transaction on our balance sheet, P&L, and cash flow.

       b. The net impact of the transaction on the balance sheet, if we are successful in repurchasing convertible debt at attractive prices, is that we will reduce total debt by at least half, and total equity will increase by $62 million. The mechanics of this are as follows:

            i. We hope to reduce the outstanding amount of our convertible debentures by up to $45.0 to $50 million (face value).

            ii. Shareholders' Equity would increase by $87 million to reflect the Series D preferred; this entry will accrete to $121 million over seven years;

            iii. The series B preferred entry would decrease by $57 million, which is the amount that has accrued thus far toward the $60 million total obligation.

       c. Assuming we repurchase $45 million (face value) of our subordinated debentures, total debt as a percent of total capitalization, will decline from 46% to 23%.

            i. This includes our obligations to Accenture and our capital leases.

            ii. This is a dramatic improvement and well within the range of what is typical for companies in our sector.

            iii. The Series D, since it is preferred stock, is not technically a debt obligation. But since it is redeemable for cash in 2009 and 2010 if it has not yet converted, it has some debt-like characteristics and will sit as Mezzanine Equity on the balance sheet.

       d. We have not previously provided any level of detailed guidance for Fiscal Year 2004. However, in order to estimate the impact of this transaction on our P&L, we are providing conservative guidance for the next twelve months. From a net income and cash flow standpoint, we anticipate a positive impact from this transaction. However, in terms of net income available to common holders, both in the aggregate and earnings per share, this financing will be dilutive.

       e. First, in terms of guidance without the transaction, for fiscal year 2004, we are currently estimating total revenues of approximately $327 to $333 million.

            i.     We anticipate a full year operating margin between 4% and 6%.

            ii. We believe will generate net income, before preferred dividend or accretion of approximately $9 to $11 million.

            iii. However, given the Series B preferred dividends and accretion below the net income line, net income available to common shareholders will be approximately $3-5 million, or $0.06-0.10 per common share, assuming 49 million fully diluted shares outstanding.

            iv. Pro Forma or Adjusted earnings per share, which excludes the Series B dividend and accretion, would be approximately $0.18-$0.22.

            v. The weighted average share count assumes we will use common stock to meet our Accenture obligation in July 2003, and to redeem the maximum portion possible of our Series B preferred shares.

       f. Now, in terms of the impact of the transaction on the income statement:

            i. Interest income will increase, while interest expense will decline as we repurchase convertible debt.

            ii. This will result in net income, before preferred dividend or accretion, of approximately $11-13 million.

            iii. The shares underlying the new Series D preferred will increase weighted average shares outstanding.

            iv. Including Series D preferred dividends and accretion, we anticipate GAAP NET LOSS to common shareholders in the range of $2-4 million, or ($0.05)-(0.09) per common share.

            v.     This assumes 43.5 million fully diluted shares outstanding.

            vi. PRO FORMA OR ADJUSTED EARNINGS PER SHARE, EXCLUDING SERIES D DIVIDEND AND ACCRETION, would be approximately $0.14-$0.17 per common share.

            vii. This represents dilution of approximately 23%, using adjusted earnings per share as the relevant metric.

            viii. We believe adjusted earnings per share is the best metric to measure for several reasons:

                   1. First, we believe it is the most meaningful indicator of the Company's operating performance.

                   2. Second, while the amount of the preferred dividend is known, our ability to estimate preferred accretion right now with accuracy is limited due to variables that may change in determining the value of the Series D warrants.

       g. In terms of cash available relative to remaining obligations, we have previously said that we expect to end this fiscal year with cash and equivalents of approximately $49 million.

            i. The proposed transaction would raise that balance to approximately $109 million.

            ii. In addition, we anticipate we will generate an additional $30 to $50 million in cash over the next two years.

            iii. Post this transaction, on a pro forma basis, we estimate that, as of June 30th, we'll have remaining commitments over the next two years totaling $97 million, including the following obligations:

                   1. We will pay Accenture approximately $3 million in cash by the end of July 2003.

                   2. We will have approximately $86 million face value of convertible debentures outstanding, prior to any repurchase, which will mature in June 2005.

                   3. And finally, we will have capital lease obligations of approximately $6-$8 million.

            iv. Therefore, the near-term obligations would be more than covered by available cash on hand and that which we expect to generate.

6.     PRINCIPAL TERMS OF SERIES D PREFERRED/RELATED MATTERS

       a. Now, let me turn my attention to covering the details of Series D Preferred Stock.

            i. The shares will accrue dividends at a rate of 8%, which we can pay in cash or in stock, at the timing of our choice. For example, we can accrue dividends all the way to redemption.

            ii. The shares will be convertible at $3.33 per share, which represents a 12% discount to the average closing price for the last 15 trading days, and a 5% discount from the 30 trading day average.

            iii. The shares are redeemable in cash or stock by AspenTech beginning in three years, if the stock trades above $7.60 per share for 45 consecutive days.

            v. Series D holders can redeem half their shares for cash beginning in 2009, and the remaining half beginning in 2010, assuming they have not previously converted to common.

            vi. Series D holders will also receive a total of 7.3 million warrants with a strike price of $3.33 per share.

            vii. As is typical, the investors will have registration rights, anti-dilution protection, and other customary provisions.

            viii. As part of the agreement, Advent International will have the right to nominate up to four of our nine directors, upon the closing of the transaction, proportionate to their equity interest.

       b. In addition to seeking shareholder approval for the issuance of the Series D shares, we will also be asking holders to approve the expansion of the pool of options available for grant by approximately 5 million shares. These shares are intended to restore the competitiveness of our compensation programs, in connection with this transaction.

       c. The last piece of the transaction is the 1 for 3 reverse share split we are also seeking approval to implement. The intention is to reset the shares outstanding and share price at levels consistent with others in the industry.

            i. With this financing and our improved financial performance, a higher stock price seems a better reflection of our current condition.

            ii. With the proposed split, roughly $270 thousand in net income to common will equal a penny per share, and we'll have 27 million shares outstanding on a fully-diluted basis at the current market price, giving effect to the transaction.

            iii. Specific information regarding the mechanics of the stock split will be included in the proxy materials we will file with the S.E.C. shortly.

7.     ANTICIPATED TIMING

       a. Given the required shareholder approval, we currently anticipate that the entire transaction will take a few months to complete.

       b. Obviously, many of the factors that drive this timetable are outside of our control.

       c. Accordingly, what follows is our current best estimate, but it may change substantially.

            i. We expect to file a preliminary proxy statement with the S.E.C. outlining the details of the transaction by mid-June.

            ii. Assuming no S.E.C. review of the proxy filing, we would expect to mail the proxy materials in late June/early July.

            iii. During July, we will also meet with shareholders, seeking votes in favor of our proposals. At that time, we will also schedule a webcast for other investors, where we will share the same presentation and take your questions.

            iv. We currently expect to schedule the shareholder vote in August, once our audited results are available, and to close the transaction shortly thereafter. We will then be able to turn our undivided attention to operating the business!

            v.     Now I will turn it back to David to wrap up.

8.     WHAT WE'RE NOT CHANGING

       a. Thanks, Lisa. To sum things up, the proposed financing will transform our balance sheet and financial model. It is important to note that there are a number of aspects of our business that will NOT change.

       b. First, our basic business unit approach will remain focused on two primary areas: engineering solutions and manufacturing/supply chain solutions.

       c.   Our commitment to customer satisfaction will remain a key priority.

       d. Another factor that will not change is our drive for revenue growth and increased profitability. We will build value for shareholders as we grow the top and bottom lines.

       e. AspenTech will retain and invest in its reputation for unparalled product excellence.

       f. And we anticipate no significant changes to our strategy, and we have a great team of people responsible for implementing it.

9.     THE WAY FORWARD

       a. Now that we have established an acceptable operational model and demonstrated improved execution capability, this financing is not only the logical next step, it is essential. Before I close, I want to reiterate some of the key pieces of this transaction.

            i. The financing eliminates the uncertainties that have surrounded our balance sheet for more than twelve months.

            ii.    It improves our near-term cash position,

            iii. It prevents the onerous conditions of previous financings from creating considerable dilution for shareholders.

            iv.    It will bolster customer confidence in AspenTech, and finally

            v. It will enable the financial community to more easily analyze the underlying value of our equity for those investors considering purchasing of shares of our stock.

       b. Even without robust economic growth, we believe this financing, will lay a foundation for the Company to:

            i. Continue to deliver best-in-class solutions that meaningfully improve customer profitability;

            ii. continue to invest in new and enhanced products, customer support, and market leadership,

            iii.   reliably grow revenues,

            iv.    generate positive cash flow from operations,

            v.     and deliver attractive operating margins.

       c. As the economy improves, we expect our top and bottom line performance will grow more rapidly, as will shareholder value.

       d. Our target operating model contemplates operating margins in the mid-teens over the next two to three years, and we believe we can steadily improve our financial performance to reach these levels.

10.    CONCLUSION

       a. We are proud of what we have been able to accomplish over the last two quarters, from an operational standpoint.

       b. We are confident that this financing is the right thing for AspenTech at this time.

       c.   While we remain respectful of the challenges that lie ahead,

       d.   We are optimistic about the opportunities.

       e. We look forward to speaking with many of you in the coming weeks, after we release our definitive proxy.

       f.   With that, we're going to sign off for today.

       g.   Thank you for your time and your attention.